EX-10.1

HC Innovations, Inc.
Employment Agreement for Scott Walker

     This EMPLOYMENT AGREEMENT is made and entered into as of October 6th , 2008 and shall be effective on October 8, 2004 (herein referred to as the “Effective Date”), by and between HC Innovations, Inc. (“Company”), a corporation having its principal offices in Shelton, Connecticut and Scott Walker (“Executive”).

     WHEREAS, the Company and the Executive intend that the Executive shall serve the Company as Chief Financial Officer

     WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business, and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company;

     WHEREAS, the Company is desirous of employing the Executive in the above stated capacity, and the Executive is desirous of such employment; and

     WHEREAS, the Company and Executive desire to enter into an agreement embodying the terms of such employment.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Term of Employment

     The Company hereby agrees to employ the Executive and the Executive agrees to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years commencing as of the Effective Date of this Agreement; subject, however, to earlier termination as expressly provided herein.

     The initial three-(3-)year period of employment automatically shall be extended for one (1) additional year at the end of the initial three-(3-)year term and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three-(3-)year period, or at the end of any successive one-(1-)year term thereafter, by giving the other party written notice of intent not to renew delivered at least sixty (60) days prior to the end of such initial period or successive term.

     In the event such notice of intent not to renew is properly delivered, this Agreement automatically shall expire at the end of the initial period or successive term then in progress.

Article 2. Definitions

     2.1     “Agreement” means this Employment Agreement for Scott Walker.

2.2	“Annual Bonus Award” means the annual bonus to be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.2 (Compensation/Annual Bonus) herein.

2.3	“Award Period” means the performance period applicable to Long-Term Incentive Awards granted under the Company’s long-term incentive plan.

2.4

“Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.1 (Compensation/Base Salary), excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.5

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.5	“Beneficiary” means the individuals or entities designated or deemed designated by the Executive pursuant to Section 14.6 (Miscellaneous/Beneficiaries) herein.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cause” means any of the following with respect to the Executive, in each case as determined by the Board acting in its sole discretion:

(a) Willful failure to substantially perform the Executive’s duties (for reasons other than physical or mental illness) after reasonable notice to the Executive of that failure;

(b) Indictment for, or entering into a plea of nolo contendere to, a felony; or

(c) Misconduct that materially injures the Company or any subsidiary or affiliate of the Company; or

(d) Breach of any written covenant or agreement with the Company or any subsidiary or affiliate of the Company.

2.8	“Change in Control” means any of the following events:

(a)

The acquisition by any Person of Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8 (Definitions/Change in Control), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty-five percent (25%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of

Section 2.8(c); provided, however, the acquisition by any Person of Beneficial Ownership of fifty percent (50%) or more of the combined voting power shall not constitute a Change in Control if David M. Chess, M.D. and/or entities he controls maintain a Beneficial Ownership of more than twenty-five percent (25%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(b)

Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including individuals deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section 2.8 (Definitions/Change in Control)) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

	(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9	“Company” means HC Innovations, Inc., a Delaware corporation, or any successor company thereto as provided in Section 9.1 (Assignment/Assignment by Company) herein.

2.10

“Competitor” means at the time of the Executive’s termination any existing or proposed business in which the Company is engaged and in which the Executive is involved, including, without limitation, the business of providing care management support services of the type provided or proposed to be provided by the Company in conjunction with other health care providers or through direct patient care including, such as patient specific clinical and administrative monitoring, behavioral modification, preventive health measures, and care integration across each patient’s spectrum of health care providers; provided, however, that the term “Competitor” shall not include any healthcare insurance organization that provides such care management support services as an ancillary activity only and not as its primary or a principal business objective, but only if the Executive is not directly involved in the day-to-day management of the entity or division providing such services.

2.11	“Director” means any individual who is a member of the Board of Directors of the Company.

2.12

“Disability” or “Disabled” means for all purposes of this Agreement, the meaning ascribed to such term in the Company’s long-term disability plan or in any successor to such plan. If the Company does not have a long-term disability plan, then the term shall have the meaning ascribed to such term in Code Section 409A(a)(2)(C).

2.13	“Effective Date” means the date first above written.

2.14	“Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.15	“Executive” means Scott Walker.

2.16	“Good Reason” means, following a Change in Control, without the Executive’s express written consent, the occurrence of any one (1) or more of the following:

(a)

A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason provided that the Executive retains the title and responsibilities of the CFO of the identifiable successor entity or division to the Company;

(b)

The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations

(c) A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(d)

Following a Change in Control, the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement; and

(e) A material breach of this Agreement by the Company.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Executive must provide Company with notice specifying the event constituting Good Reason within ninety (90) days of the occurrence of such event, and the Company shall have thirty (30) days after receipt of such notice in which to remedy such event. Unless the Company waives its ability to remedy the event, Good Reason will not exist for purposes of this Agreement until the end of the thirty (30) day period for remedy.

2.17

“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.19

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.20

“Retirement” shall be reached when the Executive’s employment with the Company terminates and at the time of such termination the sum of the Executive’s age plus years of service as an employee of the Company equals or exceeds 75 years, and the Executive has at least attained the age of 55.

2.21	“Severance Agreement” shall have the meaning of an agreement, if any, entered into between the Company and the Executive within thirty (30) days of the Executives actual departure from the Company.

2.22	“Severance Pay” shall have the meaning of money, benefits, and other considerations provided to the Executive in consideration of non-compete, non-solicitation and other mutual agreeable terms.

Article 3. Position and Responsibilities

     During the term of this Agreement, the Executive agrees to serve as Chief Financial Officer

     In Executives capacity as Chief Financial Officer;, the Executive shall report directly to the Company’s Chief Executive Officer, and shall perform duties and responsibilities of a Chief Financial Officer;, and other duties and responsibilities as Executive may be assigned by the CEO during the term of this Agreement.

Article 4. Standard of Care

     During the term of this Agreement, the Executive agrees to devote Executives full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved in writing by the CEO. The Executive covenants, warrants, and represents that Executive shall:

(a)	Devote Executive’s full and best efforts to the fulfillment of Executive’s employment obligations; and

(b)	Exercise the highest degree of loyalty and the highest standards of conduct in the performance of Executive’s duties.

Article 5. Compensation

     As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following.

     5.1     Base Salary. The Company shall pay the Executive a Base Salary at an initial annual rate of $225,000. Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement.

     5.2     Annual Bonus. Executive shall be eligible to receive in addition to his Base Salary an annual incentive compensation award (“Annual Bonus Award”) for services rendered during such fiscal year. The amount of the Annual Bonus Award, if any, with respect to any fiscal year shall be based upon performance targets, with earnings being a key performance target, and award levels determined by the CEO in its sole discretion, in accordance with the Company’s annual incentive compensation plan or other incentive arrangements in effect from time to time. The award levels with respect to Executive shall be established in such a manner as to provide the Executive with the opportunity to earn an award of twenty-five percent (25%) of Executives average base salary for such fiscal year. The earned Annual Bonus Award, if any, shall be paid as soon as practicable after it has been determined, but in no event later than the fifteenth (15th) day of the third month following the end of the fiscal year to which it relates unless other arrangements have been agreed upon.

     5.3     Stock Options. Simultaneously upon the execution of this Agreement, the Company shall grant the Employee an option to purchase one million (1,000,000) shares of Common Stock of the Company at an exercise price per share equal to the fair market value per share on the date the option is granted, and with terms and conditions substantially as set forth in the form of option agreement attached hereto as Exhibit A.

     5.4     Long-Term Incentives. Executive shall be eligible to participate, in addition to Executive’s Base Salary and Annual Bonus Award, in the Company’s 2008 Incentive Compensation Plan (“Stock Plan”) in accordance with its terms in effect from time to time. All grants made under the Stock Plan will be at the sole discretion of the Company, including the discretion to make no grant in any given year.

     5.5     Employee Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other similarly situated executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

     The Executive shall be entitled to twenty (20) days paid vacation annually, in accordance with the vacation policy of the Company.

     The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

     5.6     Retirement Benefits. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the Company’s retirement plans and programs, if any, and receive the retirement benefits generally provided by the Company to senior executives upon Retirement.

Article 6. Expenses

     Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive’s participation is in the best interest of the Company, as determined by the Board in its sole discretion. Executive must submit appropriate documentation within ninety (90) days of incurring the expense. Thereafter, the Company shall reimburse the expense within sixty (60) days, but in no event later than December 31st of the year following the year in which the expense was incurred. [The Executive will be eligible for reimbursement for reasonable cost of travel and accommodations in Shelton, Connecticut.]

Article 7. Employment Terminations

     7.1     Termination Due to Death. In the event the Executive’s employment is terminated while this Agreement is in force by reason of death, the Company’s obligations under this Agreement shall immediately expire.

     Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)	Base Salary through the Effective Date of Termination;

(b)

A prorated Annual Bonus Award, if payable, based on target performance of the Company, as determined by the Board, through the Executive’s Effective Date of Termination. The prorated amount shall be determined as a function of the length of time within the fiscal year that has elapsed prior to the Executive’s Effective Date of Termination;

(c)	Accrued but unused vacation pay through the Effective Date of Termination; and

(d)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

     All unvested and outstanding stock options and restricted shares shall become immediately vested. Notwithstanding the foregoing, all restrictions regarding the exercise and sale of vested options and restricted shares shall remain in-force.

     All payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. The Company and the Executive thereafter shall have no further obligations under this Agreement.

     7.2     Termination Due to Disability. The Company may terminate the Executive’s employment on 30 days’ notice in the event of the Executive’s “Disability” which, for this purpose, shall mean the Executive’s inability to perform the material duties of the Executive’s employment hereunder by reason of a physical or mental disability or infirmity that is expected to result in death or last indefinitely.

     Disability shall be determined by the Board of the Company upon receipt of and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

     It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that Executive’s Disability will exist for more than such a period of time, shall not constitute a failure by Executive to perform Executive’s duties hereunder and shall not be deemed a breach or default of this Agreement.

     A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)	Base Salary through the Effective Date of Termination;

(b)

A prorated Annual Bonus Award, if payable, based on target performance of the Company, as determined by the Board, through the Executive’s Effective Date of Termination. The prorated amount shall be determined as a function of the length of time within the fiscal year that has elapsed prior to the Executive’s Effective Date of Termination;

(c)	Accrued but unused vacation pay through the Effective Date of Termination; and

(d)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

     All unvested and outstanding stock options and restricted shares shall become immediately vested. Notwithstanding the foregoing, all restrictions regarding the exercise and sale of vested options and restricted shares shall remain in-force.

     7.3     Left Purposefully Blank

     7.4     Termination by the Company without Cause. At any time during the term of this Agreement, the Board may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least thirty (30) calendar days prior to the Effective Date of Termination. Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

     Upon the Effective Date of Termination, following the expiration of the thirty (30) day notice period, the Company shall pay and provide to the Executive:

(a)

In consideration of the Executive signing a Severance Agreement stipulating a twelve (12) month non-compete and non-solicitation period and other mutually agreeable terms, the Executive shall receive continuing payment of Executive’s Base Salary for one year following the termination of Executive’s employment, subject to the Executive’s continuing compliance with the restrictive covenants contained herein and, if applicable, in said Severance Agreement;

(b)

In consideration of the Executive signing a Severance Agreement stipulating a twelve (12) month non-compete and non-solicitation period and other mutually agreeable terms, the Executive shall receive a lump sum payment equal to the Company’s contributions toward maintaining Executive’s enrollment in Company’s continuing employee benefits plans (excluding benefits under the executive death benefit plan, if any) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date for a period of twelve (12) months. Additionally, the Executive shall be entitled to any benefits to which the Executive is entitled under COBRA;

(c)	An amount equal to the Executive’s accrued and unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)

A prorated Annual Bonus Award, if payable, based on target performance of the Company, as determined by the Board consistent with other similarly situated executives, through the Executive’s Effective Date of Termination. The prorated amount shall be determined as a function of the length of time within the fiscal year that has elapsed prior to the Executive’s Effective Date of Termination; and

(e)	All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

     All unvested and outstanding stock options and restricted shares shall become immediately vested if employee is terminated without cause. Notwithstanding the foregoing, all restrictions regarding the exercise and sale of vested options and restricted shares shall remain in-force.

     Payment of the benefits described in Sections 7.4(a), (b), and (c) (Employment Terminations/Termination by the Company without Cause or by Executive for Good Reason) shall be paid to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than the fifteenth (15th) day of the third month following the completion of the fiscal year in which the Effective Date of Termination occurs. Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Code Section 409A), such payment will be made on the date that is six (6) months after the date of the Executive’s separation from service with the Company (except that during such six-(6-)month period the Executive may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A -1(b)(9)), or, if earlier, on the Executive’s death.

     With the exception of the covenants contained in Articles 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement), 12 (Proprietary Developments), 13 (Executive’s Representations and Further Agreements), and 14 (Indemnification) herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

     7.5    Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

     Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination that finds Executive is guilty of the conduct described in subsections (a), (b), (c), or (d) of the definition set forth in Section 2.7 (Definitions/”Cause”) above and specifying the particulars thereof in detail.

     Subject to the terms of the Company’s nonqualified deferred compensation plan and any deferral elections there under, in the event this Agreement is terminated by the Company for Cause, the Company shall pay the Executive Executive’s Base Salary and accrued vacation pay through the Effective Date of Termination in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than the fifteenth (15th) day of the third month following the completion of the fiscal year in which the Effective Date of Termination occurs, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement with the exception of the covenants contained in Articles 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement), 12 (Proprietary Developments), 13 (Executive’s Representations and Further Agreements), and 14 (Indemnification) herein (which shall survive such termination).

     7.6     Termination Following a Change in Control. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within twelve (12) months following a Change in Control, the Company shall pay and provide to the Executive:

(a)

In consideration of the Executive signing a Severance Agreement stipulating a twelve (12) month non-compete and non-solicitation period and other mutually agreeable terms, the Executive shall receive an amount equal to one (1) times the Executive’s annual Base Salary;

(b)

In consideration of the Executive signing a Severance Agreement stipulating a twelve (12) month non-compete and non-solicitation period and other mutually agreeable terms, the Executive shall receive a lump sum payment equal to the Company’s contributions toward maintaining Executive’s enrollment in Company’s continuing employee benefits plans (excluding benefits under the executive death benefit plan, if any) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date for a period of twelve (12) months. Additionally, the Executive shall be entitled to any benefits to which the Executive is entitled under COBRA;

(c)	An amount equal to the Executive’s accrued and unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)

A prorated Annual Bonus Award, if payable, based on target performance of the Company, as determined by the Board consistent with other similarly situated executives, through the Executive’s Effective Date of Termination. The prorated amount shall be determined as a function of the length of time within the fiscal year that has elapsed prior to the Executive’s Effective Date of Termination; and

(e)	All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

     All unvested and outstanding stock options and restricted shares shall become immediately vested if employee is terminated pursuant to Section 7.6 herein. Notwithstanding the foregoing, all restrictions regarding the exercise and sale of vested options and restricted shares shall remain in-force.

     Payment of the amounts and benefits described in this Section 7.6 (Employment Terminations/Termination Following a Change in Control) shall be paid to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Code Section 409A), such payment will be made on the date that is six (6) months after the date of the Executive’s separation from service with the Company (except that during such six-(6-)month period the Executive may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A -1(b)(9)), or, if earlier, on the Executive’s death.

     With the exception of the covenants contained in Articles 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement), 12 (Proprietary Developments), 13 (Executive’s Representations and Further Agreements), and 14 (Indemnification) herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

Article 8. Left Purposefully Blank

Article 9. Assignment

     9.1     Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any successor company. Any such successor company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. Notwithstanding such assignment, the Company shall remain, with such successor company, jointly and severally liable for all its obligations hereunder.

     Failure of the Company to obtain the agreement of any successor company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment without Cause as provided in Section 7.4 (Employment Terminations/Termination by the Company without Cause or by Executive for Good Reason). Except as herein provided, this Agreement may not otherwise be assigned by the Company.

     9.2     Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s estate.

Article 10. Notices; Arbitration

     10.1    Notices. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices, 10 Progress Drive, Suite 200, Shelton, Connecticut 06484.

     10.2    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration. The arbitration shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifteen (15) miles from the location of Executive’s job with the Company and in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be binding on both the Company and Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses reasonably incurred by Executive, shall be borne by the Company.

Article 11. Confidentiality, Non-Solicitation, Non-Competition, and Non-Disparagement

     11.1    Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of Executive’s duties under this Agreement. The information which the Company regards as confidential and proprietary and/or as trade secrets includes all information, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other individuals who can obtain economic value from its disclosure or use.

     The Executive will not, during or after the term of Executive’s employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for Executive’s own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

     11.2    Covenants Regarding Other Employees and Customers. During the term of this Agreement, and for a period of eighteen months following the Executive’s termination of employment for any reason, the Executive agrees not to actively solicit any employee of the Company to terminate his or her employment with the Company, take any action that would interfere with the relationship the Company has with its customers, or interfere in a similar manner with the business of the Company.

     11.3    Non-compete Following a Termination of Employment. From the Effective Date of this Agreement until twelve (12) months following the Executive’s Effective Date of Termination for any reason, the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any Competitor of the Company, whether on Executive’s own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

     11.4    Non-Disparagement. During the term of this Agreement and thereafter, neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of Executive or the Company, its present or former officers, directors and employees and their respective business reputation and/or goodwill, except as required by law or regulation.

     11.5   Rights and Remedies Upon Breach of the Agreement.

(a)

If the Executive breaches any of the provisions of this Agreement while he is employed by the Company or during the time period set forth in Sections 11.1 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement/Disclosure of Information), 11.2 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement/Covenants Regarding Other Employees and Customers), 11.3 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement/Non-compete Following a Termination of Employment), or 11.4 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement/Non- Disparagement) he shall forfeit any and all rights he may have to payments due to him under the long-term incentive compensation plan. In addition, he shall be required to remit any cash severance paid to him (other than accrued vacation time) within the twelve (12) month period preceding the date of the breach of this Agreement;

(b)

Furthermore, if the Executive breaches or threatens to commit a breach of any of the provisions of this Agreement, the Company shall have the right and remedy to have the obligations pursuant to such sections specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, monetary damages or any other rights and remedies available to the Company under law.

     11.6   Code of Conduct. Nothing in this Article 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement) is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Conduct. Executive’s obligations under this Article 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement) are in addition to, and not in lieu of, Executive’s obligations under the Code of Conduct. To the extent there is any inconsistency between this Article 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement) and the Code of Conduct which would permit the Executive to take any action or engage in any activity pursuant to this Article 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement) which Executive would be barred from taking or engaging in under the Code of Conduct, the Code of Conduct shall control.

Article 12. Proprietary Developments.

     12.1   Proprietary Developments. Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment, which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the term of this Agreement. Executive hereby transfers and assigns to the Company all proprietary rights which Executive may have or acquire in any Developments and Executive waives any other special right which the Executive may have or accrue therein. Executive will execute any documents and to take any actions that may be required, in the reasonable determination of the Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to the

Company with respect to such Developments as are to be the Company’s exclusive property or to vest in the Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Company. The parties agree that Developments shall constitute confidential information for purposes of Section 11.1 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement/Disclosure of Information).

     12.2   Work Made for Hire. Any work performed by Executive during Executive’s employment with the Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

     12.3   Cooperation. Both during the term of this Agreement and thereafter, Executive shall fully cooperate with the Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable the Company to publish or protect such intellectual property rights. The Company shall bear all costs in connection with Executive’s compliance with the terms of this section.

Article 13. Executive’s Representations and Further Agreements.

     13.1   Executive’s Representations. Executive represents, warrant, and covenants to Company that:

(a)

Neither the execution and delivery of this Agreement by Executive nor the performance of any of Executive’s duties hereunder in accordance with the Agreement will violate, conflict with, or result in the breach of any order, judgment, employment contract, agreement not to compete, or other agreement or arrangement to which Executive is a party or is subject;

(b)

On or prior to the date hereof, Executive has furnished to the Company true and complete copies of all judgments, orders, written employment contracts, agreements not to compete or other agreements or arrangements that have current application to Employee;

(c)

Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(d)	Executive will not knowingly breach or violate any provision of any law or regulations or any agreement to which Executive may be bound.

(e)	Executive has not provided, nor been requested by the Company to provide, to the Company, any confidential or non public document or information of a former employer that constitutes or contains any protected trade secret, and will not use any protected trade secrets in connection with the Executive’s employment.

     13.2   Cooperation. During and subsequent to expiration of the term of this Agreement, the Executive will cooperate with the Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters. Subsequent to the term of this Agreement, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement, or declaration that is not complete and truthful. If the Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse the Executive for any reasonable, ordinary, and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

     13.3   Forfeiture of Compensation. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Executive knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Executive is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Executive shall reimburse the Company the amount of any paid compensation earned or accrued during the twelve-(12-)month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

Article 14. Miscellaneous

     14.1   Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

     14.2   Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

     14.3   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     14.4   Counterparts and Facsimile Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. This Agreement may be executed by facsimile signatures.

     14.5   Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     14.6   Beneficiaries. Any payments or benefits hereunder due to the Executive at the time of Executive’s death shall nonetheless be paid or provided and the Executive may designate one or more individuals or entities as the primary and/or contingent Beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board. The Executive may make or change such designation at any time.

     14.7   Payment Obligation Absolute. All amounts payable by the Company hereunder shall be paid without notice or demand. The restrictive covenants contained in Articles 11 (Confidentiality, Non-solicitation, Non-competition, and Non-disparagement), 12 (Proprietary Developments), and 13 (Executive’s Representations and Further Agreements) are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

     14.8   Contractual Rights to Benefits. Subject to approval by the Company’s Board of Directors, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     14.9   Specific Performance. The Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if the Executive shall fail to perform any of Executive’s obligations hereunder. The Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by the Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.

     14.10  Compliance with Code Section 409A.

     (a)       In General. This Agreement is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Agreement shall be administered in a manner to avoid the imposition on Executive of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to the Executive or Executive’s estate in the event such Section 409A applies to any compensation under this Agreement in a manner that results in adverse tax consequences for the Executive or any of Executive’s beneficiaries or transferees.

     (b)       Elective Deferrals. Any elective deferrals of compensation payable under this Agreement shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan, if any.

     (c)       Applicable Requirements. To the extent any compensation granted under this Agreement is deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such compensation:

              (i)       Mandatory Deferrals. If the Company decides that the payment of compensation under this Agreement shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A -1(b)(4)(ii), at the time of the grant to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid.

              (ii)     Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Code Section 409A to be re-deferred pursuant to Treas. Reg. 1.409A -2(b), then the following conditions must be met: (1) such election will not take effect until at least twelve (12) months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A -3(a)(4)) must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

              (iii)   Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A -3, i.e., the Executive’s separation from service, the Executive’s becoming disabled, the Executive’s death, at a time or a fixed schedule specified in the applicable plan or an award agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.

              (iv)    Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment may be delayed if the requirements of Treas. Reg. 1.409A -1(b)(4)(ii) are met.

              (v)     Acceleration of Payment. Except in accordance with Treas. Reg. 1.409A -3(j)(4), any payment made under this Agreement to which Code Section 409A applies may not be accelerated, , i.e., payments may only be made upon the Executive’s separation from service, the Executive becoming disabled, the Executive’s death, at a time or pursuant to a fixed schedule specified in this Agreement, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A -3(a)).

     (d)        Change in Control. Notwithstanding any provision of this Agreement to the contrary, to the extent any compensation or award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Code Section 409A(a)(2)(A)(v), then even though such compensation or award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Agreement, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Executive on the earliest of: (i) the Executive’s “separation from service” with the Corporation (determined in accordance with Code Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Code Section 409A), the payment date shall be the date that is six (6) months after the date of the Executive’s separation from service with the Company (except that during such six-(6-)month period the Executive may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A -1(b)(9)), (ii) the date payment otherwise would have been made in the absence of any provisions in this Agreement to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Executive’s death.

     (e)       Determining “Controlled Group”. In order to determine for purposes of Code Section 409A whether the Executive is employed by a member of the Company’s controlled group of corporations under Code Section 414(b) (or by a member of a group of trades or businesses under common control with the Company under Code Section 414(c)) and, therefore, whether any shares of common stock that are or have been purchased by or awarded under this Agreement to the Executive are shares of “service recipient” stock within the meaning of Code Section 409A:

              (i)      In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Code Section 414(b), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3);

              (ii)     In applying Treasury Regulation Section 1.414(c) -2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Code Section 414(c), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c) -2; and

                (iii)     Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. 1.409A -1(b)(5)(E)(1), then the language “at least 50 percent” in clause (i) and (ii) above shall instead be “at least 20 percent.”

Article 15. Governing Law

     To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

Article 16. Indemnification

     The Company hereby covenants and agrees to indemnify and hold harmless the Executive against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s performance of Executive’s duties and obligations under the terms of this Agreement; provided however, the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to a criminal action or proceeding, the Executive had no reasonable cause to believe Executive’s conduct was unlawful.

HC Innovations, Inc.	Executive:
/s/ David Chess	/s/ Scott Walker
Dr, David Chess, CEO	Scott Walker

EXHIBIT A

STOCK OPTION AGREEMENT made as of October 6th , 2008, between Health Care Innovations, Inc., a Delaware corporation (the “Company”), and Scott Walker (the “Optionee”).

WHEREAS, the Optionee is an employee of the Company or a subsidiary thereof;

WHEREAS, the Company desires to provide to the Optionee an additional incentive to promote the success of the Company;

NOW, THERFORE, in consideration of the foregoing, the Company hereby grants to the Optionee the right and option to purchase Common Shares (the “Grant”) of the Company under and pursuant to the terms and conditions of the 2008 Incentive Compensation Plan (the “Plan”) and upon and subject to the following terms and conditions:

1.

GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase one million (1,000,000) Common Shares of the Company (the “Option Shares”). Subject to the provisions hereof and of the Plan, the Option will vest with respect to 100,000 shares on the date hereof (subject to the shareholder approval limitation on exercise set forth in paragraph 4 below), and, with respect to the remaining 900,000 shares, in five equal annual increments beginning October 6, 2009, subject to your continuous employment with the Company on each applicable vesting date. Unless sooner terminated, the Option will expire on the tenth anniversary of the date hereof (the “Expiration Date”).

2.

NATURE OF OPTION. Such Options to purchase the Option Shares are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, relating to “incentive stock options”.

3.

Exercise Price. The exercise price of each of the Option Shares shall be sixty three and a half Cents ($0.635) (the “Option Price”). The Company shall pay all original issue or transfer taxes on the exercise of the Option.

4.

EXERCISE OF OPTIONS. The Option (to the extent otherwise vested and exercisable) may be exercised by delivering to the Secretary of the Company a written notice specifying the number of shares with respect to which the Option is being exercised, together with payment of the exercise price and applicable withholding taxes (unless other arrangements for such payment, satisfactory to the Company, shall have been made). As soon as practicable after the acceptance of such notice of exercise and the payment (or satisfactory arrangement for payment) of the of the Option Price and applicable withholding taxes, the Company shall tender to the Optionee certificates issued in the Optionee’s name evidencing the number of Option Shares covered thereby. Notwithstanding the foregoing, this Option will not be exercisable unless the Plan is approved by the Company’s stockholders within 12 months after the date it was adopted by the Company’s Board of Directors, and the Option will expire at the end of said 12-month period if the Plan is not so approved.

5.

TRANSFERABILITY. The Option shall not be transferable other than by will or the laws of descent and distribution and, during the Optionee’s lifetime, shall not be exercisable by any person other than the Optionee.

6.

TERMINATION OF EMPLOYMENT OF OPTIONEE. If the Optionee’s employment terminates, then, except as otherwise specified in the Plan, the non-vested portion of the Option will terminate at the time of such termination of employment and the vested portion of the Option (if any) will be exercisable for 90 days following the date of such termination of employment (1 year in the event of termination due to death or Disability (as defined in the Plan); provided, however, that, if the Optionee’s employment is terminated by the Company or a Subsidiary without Cause (as defined in the Plan), the entire Option, whether or not then vested, will terminate at the time of such termination of employment.

7.

INCORPORATION BY REFERENCE. The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof. The terms of the Plan will govern in the event of any inconsistency between the terms of the Plan and the terms of this Agreement.

8.

NOTICES. Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, addressed to the Company, 10 Progress Drive, Shelton, CT, 06484, Attention: Secretary and to the Optionee at the address indicated below. Notices shall be deemed to have been given on the date of hand delivery or mailing, except notices of change of address, which shall be deemed to have been given when received.

9.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

10.

ENTIRE AGREEMENT. This Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Health Care Initiatives, Inc.	Optionee
David Chess, MD, CEO	Name of Optionee

Signature of Optionee

Address of Optionee